EXHIBIT 4.5

GCP APPLIED TECHNOLOGIES INC. (the "Company")
NONSTATUTORY STOCK OPTION

The GCP Applied Technologies Inc. Stock Incentive Plan (the "Plan")
Granted To:    [Name]
Date of Grant:    [Date]
Expiration Date:    [Date]
In accordance with the Employee Matters Agreement, dated as of January 27, 2016, entered into among W R. Grace & Co. (“Grace”), W. R. Grace & Co.—Conn, and the Company in connection with the separation of the Company from Grace, and the Plan (a copy of which is attached), you have been granted an Option to purchase [Number] shares of Common Stock, as defined in the Plan ("Option"), upon the following terms and conditions:
(1)The purchase price is $[Price]
(2)Subject to the other provisions hereof, this Option shall become exercisable as follows:
[Number] shares on [Date]
[Number] shares on [Date]
[Number] shares on [Date]
Once exercisable, an installment may be exercised at any time, in whole or in part, until the expiration or termination of this Option.
(3)This Option shall not be treated as an Incentive Stock Option (as such term is defined in the Plan).
(4)This Option may be exercised only by accessing your account at www.etrade.com/stockplans. E*Trade Financial can also be reached by phone at (800) 838-0908 or (650) 599-0125 if calling from outside the United States and Canada. E*Trade Financial will coordinate the exercise with the Company. The purchase price shall be paid in cash or, with the permission of the Company (which may be subject to certain conditions), in shares of Common Stock or in a combination of cash and such shares (see section 6(a) of the Plan).
(5)Neither this Option nor any right thereunder nor any interest therein may be assigned or transferred by you, except by will or the laws of descent and distribution. This Option is exercisable during your lifetime only by you. If you cease to serve the Company or a Subsidiary (as defined in the Plan), this Option shall terminate as provided in section 6(d) of the Plan, subject, however, to the following:
(a) In the event you should become incapacitated or die and neither you nor your legal representative(s) or other person(s) entitled to exercise this Option exercise this Option to the fullest extent possible on or before its termination, the Company shall pay you, your legal representative(s) or such other person(s), as the case may be, an amount of money equal to the Fair Market Value (as defined under the Plan) of any shares remaining subject to this Option on the last date it could have been exercised, less the aggregate purchase price of such shares.
(b) Notwithstanding any provision of the Plan: (A) in the event you voluntarily retire under a retirement plan of the Company or a Subsidiary prior to the date on which the first installment of this Option becomes exercisable, this Option shall terminate as of the date you cease to serve; (B) in the event (i) you are involuntarily terminated as a result of Separation and

EXHIBIT 4.5

Distribution (each, as defined in that certain Separation and Distribution Agreement, dated as of January 27, 2016, by and among the Company, W. R. Grace & Co., and W. R. Grace & Co.—Conn), as determined by the Company’s Chief Human Resources Officer, and (ii) you have attained age 55, then this Option shall terminate three years after your date of termination by the Company; and (C) in the event (i) you are involuntarily terminated as a result of the Separation and Distribution, as determined by the Company’s Chief Human Resources Officer, and (ii) you have not attained age 55, then a portion of this Option shall vest (as of your date of termination) so that the total vested portion of this Option is equal to the portion of the period beginning May 7, 2015 through May 7, 2018 (inclusive) that you were employed by the Company, and the remaining portion of this Option shall terminate as of the date of your termination by the Company.
(6)If you are or become an employee of a Subsidiary, the Company's obligations hereunder shall be contingent on the Subsidiary's agreement that (a) the Company may administer this Plan on its behalf and, (b) upon the exercise of this Option, the Subsidiary will purchase from the Company the shares subject to exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to you upon your payment of the purchase price to the Subsidiary. Where appropriate, such approval and agreement of the Subsidiary shall be indicated by its signature below. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived by the Company, in whole or in part, at any time or from time to time.
(7)The Plan is hereby incorporated by reference. Terms defined in the Plan shall have the same meaning herein. This Option is granted subject to the Plan and shall be construed in conformity with the Plan.
GCP APPLIED TECHNOLOGIES INC.

By: ________________
         [Name]